                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                Blair Corporation
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       -----------------------------------
                         (Title of Class of Securities)


                                    092828102
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
               (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]   Rule 13d-1(b)
                  [ X ]   Rule 13d-1(c)
                  [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745



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-------------------------------------------------------------------------------
CUSIP NO. 092828102                                           Page 2 of 5 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
         GERALD A. HUBER
-------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)
         (a) __
         (b) __
-------------------------------------------------------------------------------
3)       SEC USE ONLY

-------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    5)      SOLE VOTING POWER
         NUMBER OF
                                            3,400
         SHARES
                                    -------------------------------------------
                                    6)      SHARED VOTING POWER
         BENEFICIALLY
                                            25,181
         OWNED BY
                                    -------------------------------------------
                                    7)      SOLE DISPOSITIVE POWER

         EACH                               3,400

                                    -------------------------------------------
         REPORTING
                                    8)      SHARED DISPOSITIVE POWER
         PERSON
                                            25,181
         WITH

-------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            28,581

-------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)  __

-------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
                                            0.35%

-------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON (See Instructions)
         IN

-------------------------------------------------------------------------------
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                                                               Page 3 of 5 Pages






                                  SCHEDULE 13G



Item 1(a):        Name of Issuer:

                           BLAIR CORPORATION
                           ------------------------------------------------

Item 1(b):        Address of Issuer's Principal Executive Offices:

                           220 Hickory Street
                           Warren, Pennsylvania  16366
                           ------------------------------------------------

Item 2(a):        Name of Person Filing:

                           Gerald A. Huber
                           ------------------------------------------------

Item 2(b):        Address of Principal Business Office or,
                           if none, Residence:

                           220 Hickory Street, Warren, Pennsylvania  16366
                           ------------------------------------------------

Item 2(c):        Citizenship:

                           United States
                           ------------------------------------------------

Item 2(d):        Title of Class of Securities:

                           Common Stock
                           ------------------------------------------------

Item 2(e):        CUSIP Number:

                           092828102
                           ------------------------------------------------

Item 3: Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):

                           (a) [  ]    Broker or dealer registered under
                                       section 15 of the Act (15 U.S.C. 78O);

                           (b) [  ]    Bank as defined in section 3(a)(6) of
                                       the Act (15 U.S.C. 78c);

                           (c) [  ]    Insurance company as defined in section
                                       3(a)(19) of the Act (15 U.S.C. 78c);

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                                                               Page 4 of 5 Pages



                           (d) [   ]   Investment company registered under
                                       section 8 of the Investment Company Act
                                       of 1940 (15 U.S.C. 80a-8);

                           (e) [   ]   An investment adviser in accordance with
                                       Section 240.13d-1(b)(1)(ii)(E);

                           (f) [   ]   An employee benefit plan or endowment
                                       fund in accordance with Section
                                       240.13d-1(b)(1)(ii)(F);

                           (g) [   ]   A parent holding company or control
                                       person in accordance with Section
                                       240.13d-1(b)(1)(ii)(G);

                           (h) [   ]   A savings associations as defined in
                                       Section 3(b) of the Federal Deposit
                                       Insurance Act (12 U.S.C. 1813);

                           (i) [   ]   A church plan that is excluded from
                                       the definition of an investment company
                                       under section 3(c)(14) of the Investment
                                       Company Act of 1940 (15 U.S.C. 80a-3);

                           (j) [   ]   Group, in accordance with Section
                                       240.13d-1(b)(1)(ii)(J)

Item 4:           Ownership:

                           (a)      Amount beneficially owned:     28,581
                                                                -------------

                           (b)      Percent of class:    0.35%
                                                       -----------

                           (c)      Number of shares as to which the person has:

                                    (i)   Sole power to vote or to direct the
                                          vote    3,400
                                               -----------

                                    (ii)  Shares power to vote or to direct the
                                          vote   25,181
                                               -----------

                                    (iii) Sole power to dispose or to direct the
                                          disposition of    3,400
                                                         -----------

                                    (iv)  Shared power to dispose or to direct
                                          the disposition of  25,181
                                                            ----------

Item 5:           Ownership of Five Percent or Less of a Class:

                           [X]
                           -----------------------------------







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                                                               Page 5 of 5 Pages

Item 6:           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                           Not applicable
                           --------------------------

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not applicable
                           --------------------------

Item 8:           Identification and Classification of Members of the Group:

                           Not applicable
                           --------------------------

Item 9:           Notice of Dissolution of Group:

                           Not applicable
                           --------------------------

Item 10:          Certification:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



/s/ Gerald A. Huber                                     February 1, 2000
------------------------------------                    ----------------
Signature                                               Date

Gerald A. Huber
------------------------------------
Name/Title Co-Executor
          --------------------------